Exhibit 8.1

LIST OF SIGNIFICANT SUBSIDIARIES

The following is a list of ArcelorMittal’s operating subsidiaries as of December 31, 2008, each wholly- or majority-owned directly or indirectly through intermediate holding companies:

Name of Subsidiary	Country
ArcelorMittal Dofasco Inc.	Canada
ArcelorMittal Lázaro Cárdenas S.A. de C.V.	Mexico
ArcelorMittal USA Inc.	USA
ArcelorMittal Mines Canada Inc.	Canada
ArcelorMittal Atlantique et Lorraine SAS	France
ArcelorMittal Belgium N.V.	Belgium
ArcelorMittal España S.A.	Spain
ArcelorMittal Flat Carbon Europe SA	Luxembourg
ArcelorMittal Galati S.A.	Romania
Industeel Belgium S.A.	Belgium
Industeel France S.A.	France
Acindar Industria Argentina de Aceros S.A.	Argentina
ArcelorMittal Belval & Differdange S.A.	Luxembourg
ArcelorMittal Brasil S.A.	Brazil
ArcelorMittal Hamburg GmbH	Germany
ArcelorMittal Hochfeld GmbH	Germany
ArcelorMittal Las Truchas, S.A. de C.V.	Mexico
ArcelorMittal Madrid S.L.	Spain
ArcelorMittal Montreal Inc.	Canada
ArcelorMittal Olaberría S.L.	Spain
ArcelorMittal Ostrava a.s.	Czech Republic
ArcelorMittal Point Lisas Ltd.	Trinidad and Tobago
ArcelorMittal Poland S.A.	Poland
ArcelorMittal Ruhrort GmbH	Germany
Société Nationale de Sidérurgie S.A.	Morocco
ArcelorMittal South Africa Ltd.	South Africa
JSC ArcelorMittal Temirtau	Republic of Kazakhstan
OJSC ArcelorMittal Kryviy Rih	Ukraine
ArcelorMittal Inox Brasil S.A.	Brazil
ArcelorMittal Stainless Belgium	Belgium
ArcelorMittal International Luxembourg S.A.	Luxembourg